Exhibit 99.1

FOR IMMEDIATE RELEASE

PEMSTAR ANNOUNCES RESTRUCTURING PROGRAMS TO SAVE $5 MILLION

ANNUALLY AND IMPROVE PRODUCTIVITY;

Revises Guidance for Fiscal Second Quarter

ROCHESTER, Minn. – Oct. 5, 2004 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, announced today its intention to reduce its Americas region workforce and manufacturing capacity in order to enhance productivity and cut costs.

PEMSTAR will take restructuring charges for the fiscal 2005 second quarter ended September 30, 2004, of approximately $0.5 million. The company plans to consolidate certain of its operations in the Americas region. Specifically, PEMSTAR’s three Midwest sites will be integrated into one virtual operational entity with shared general management and support services. PEMSTAR also will reduce its San Jose development and manufacturing operations. These steps will result in a workforce reduction of approximately 5 percent of PEMSTAR’s total domestic employee base.

Additionally, a total of 100,000 to 150,000 square feet of manufacturing space, or 14 percent of capacity, will be eliminated in the Americas during the next two fiscal quarters. As a result of this capacity reduction, PEMSTAR plans to take total restructuring charges in the range of $2 million to $4 million in the December 2004 and March 2005 quarters.

When completed, management believes that the workforce and capacity reductions combined will yield approximately $5 million in annual savings.

According to Al Berning, PEMSTAR’s chairman, president and CEO: “Having worldwide operations to service our customers wherever they are and wherever their products need to be is the lynchpin of our strategy for growth. This restructuring maintains our global footprint yet streamlines our domestic operations. Removing at least 100,000 square feet of excess capacity in the Americas over the next six months should enhance future margins and strengthen customer satisfaction management.”

As a result of the restructuring charges and slower sales into certain markets, PEMSTAR also said today that results for the fiscal 2005 second quarter will come in below previously issued guidance. The company now sees sales ranging from $170 million to $175 million, versus $180 million to $190 million, which PEMSTAR expected when first-quarter results were released on July 27, 2004. The company anticipates a second-quarter GAAP loss per diluted share of ($0.07) to ($0.11), including $0.04 to $0.06 per share in restructuring charges and customer disengagement costs from a change in business model announced earlier, compared with the previously expected $0.00 to $0.04 per share profit. In the year-ago second quarter, the company reported $150.6 million in sales and a loss per share of ($0.17). PEMSTAR plans to release actual second quarter 2005 results in the next few weeks.

Berning said: “Like other players in the electronics manufacturing services space, we have experienced recent sluggishness in order levels. The summer can be cyclically slow, but additionally, spending in the technology sector, particularly our wireless handset volumes and semiconductor equipment, appears to have weakened while our customers changed product models during the September quarter. We can’t control general economic conditions, but we can control how we operate our business. Therefore, we are taking difficult but essential steps to reduce our expenses and improve profitability in 2005.”

Webcast

To discuss the news, PEMSTAR will hold a conference call Wednesday morning, October 6, at 9:00 a.m. CT (10:00 ET). Investors can listen to the call by going to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and clicking on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21210427. The telephone replay will be available beginning at 11:00 a.m. CT on Wednesday October 6, through 11:00 a.m. CT on Friday, October 8.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 16 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Marian Briggs/Matt Sullivan
	EVP & CFO	612/455-1700
507/292-6941

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